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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS



        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 of EXCEL Communications, Inc. and the related prospectus deemed to be included therein pertaining to the EXCEL Communications, Inc. 1997 Stock Option Plan and the EXCEL Communications, Inc. 1997 Director Stock Option Plan and to the incorporation by reference therein of our report dated January 24, 1997 with respect to the consolidated financial statements of Excelcom, Inc. (formerly known as EXCEL Communications, Inc.) (the "Company") included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.



                                        ARTHUR ANDERSEN LLP


Dallas, Texas
October 16, 1997